    Exhibit 10.1

Choctaw Generation Limited Partnership, LLLP
4488 Onondaga Blvd.
Syracuse, NY 13219

August 30, 2016

Mississippi Lignite Mining Company
1000 McIntire Road
Ackerman, MS 39735-0908

Attention: Dave Liffrig, General Manager
Re:    Red Hills Refined Coal Facility; Lignite Sales Agreement/Inventory Letter Agreement
Reference is made to the Lignite Sales Agreement (the “LSA”), dated April 1, 1998, as amended, between Mississippi Lignite Mining Company (“MLMC”), a Texas joint venture between The North American Coal Corporation (“NAC”) and Red Hills Property Company LLC (“RHPC”), and Choctaw Generation Limited Partnership, LLLP (“CGLP”). All capitalized terms used herein but not defined have the meanings set forth in the LSA. The amendments to the LSA are set forth on Schedule I.
Pursuant to the LSA, MLMC agreed to sell, and CGLP agreed to purchase, Dedicated Lignite or Alternate Fuel on the terms and subject to the conditions set forth in the LSA. CGLP is currently proposing the following transaction to MLMC (the “Proposed Transaction”): (a) CGLP will sell the Dedicated Lignite or Alternate Fuel that it receives under the LSA to Red River RC220, LLC (“Producer”) pursuant to the terms of that certain Coal Purchase Contract (the “Coal Purchase Contract”), dated August _, 2016, (b) Producer will use the Dedicated Lignite or Alternate Fuel as the feedstock for producing refined coal (“Refined Coal”), and (c) CGLP will purchase the Refined Coal (or the Dedicated Lignite or Alternate Fuel if not processed into Refined Coal) from Producer for use as the fuel at the Facility pursuant to the terms of that certain Refined Coal Sale Agreement (the “Refined Coal Sale Agreement”), dated August __, 2016. Such Refined Coal, when burned as a fuel in the boilers at the Facility, will reduce the nitrogen oxide and mercury emissions from the Facility. The Proposed Transaction is not permitted under the terms of the LSA and, accordingly, CGLP is seeking the consent and approval of MLMC to proceed with the Proposed Transaction.
In connection with the Proposed Transaction, CGLP and MLMC would like to provide for CGLP’s (a) purchase of additional Dedicated Lignite and (b) weekly nomination for the purchase of Dedicated Lignite and Alternate Fuel, which includes amounts to maintain an inventory of lignite for CGLP in the stockpile of run-of-mine Dedicated Lignite being maintained by MLMC (located in the stockpile at the Mine before the Point of Delivery, the “Lignite Stockpile”). CGLP will sell Dedicated Lignite and Alternate Fuel from its pro rata share of the Lignite Stockpile to Producer so Producer can use such Dedicated Lignite and Alternate Fuel in the Lignite Stockpile for the production of Refined Coal for sale to CGLP. In connection with the Proposed Transaction, CGLP will make weekly nominations to MLMC for the purchase of the Dedicated Lignite and Alternate Fuel. The LSA currently provides that the amount of lignite delivered by MLMC to CGLP is determined by the Pay Scale located on CGLP’s conveyor belt after the Point of Delivery. With the purchase of additional Dedicated Lignite and maintaining the Lignite Stockpile, the weekly nominations for the purchase of the Dedicated Lignite and Alternate Fuel by CGLP will differ from the quantities of lignite delivered to the Pay Scale. Thus, it is anticipated that in some months the nominations for Dedicated Lignite and Alternate Fuel may be greater or less than the amounts of lignite delivered to the Pay Scale. During the term of the Refined Coal Sale Agreement (the “Term”), MLMC and CGLP each wish to amend and modify the LSA, among other things, to (i) provide for the Proposed Transaction, (ii) provide for an initial purchase of Dedicated Lignite and weekly nominations for the purchase of additional Dedicated Lignite and Alternate Fuel, both as part of maintaining an inventory of lignite for CGLP, (iii) clarify the process by which orders for lignite will be made and accepted by MLMC, and (iv) define a process to address potential differences between the weekly nominations by CGLP and the amounts delivered to the Pay Scale for the same month. In furtherance of the foregoing, MLMC and CGLP, hereby agree as follows:
(a)During the Term, for purposes of CGLP’s obligations to purchase only Dedicated Lignite as fuel for the Facility and to purchase all Dedicated Lignite from MLMC under Section 4.01 of the LSA, (i) any and all purchases by CGLP of Refined Coal (or Dedicated Lignite and Alternate Fuel if such fuel is not processed into Refined Coal) from Producer as fuel for the Facility will be deemed to be the purchase from MLMC of Dedicated Lignite or Alternate Fuel, as the case may be, as fuel for the Facility, and (ii) any and all sales of Dedicated Lignite and Alternate Fuel by CGLP to Producer shall be deemed to be the use of Dedicated Lignite as fuel at the Facility as long as (A) such sales are exclusively to Producer, and (B) Producer sells such Refined Coal or Dedicated Lignite or Alternate Fuel, as the case may be, if such fuel is not processed into Refined Coal to CGLP as fuel for the Facility. For the avoidance of doubt, if CGLP purchases either (x) lignite or other fuel from Producer that does not constitute Dedicated Lignite, or (y) lignite or other fuel from a third party which is not Producer, such purchase will not be deemed to be a purchase of Dedicated Lignite or Alternate Fuel under Section 4.01 of the LSA and thus will be a breach by Buyer of Section 4.01 of the LSA unless and only to the extent that an Event of Default has occurred and is continuing under the LSA due to MLMC’s failure to supply Dedicated Lignite or Alternate Fuel to CGLP in accordance with the LSA. Also for the avoidance of doubt, if CGLP (I) sells Dedicated Lignite or Alternate Fuel to a third party which is not Producer, or (II) sells Dedicated Lignite to Producer but does not repurchase from Producer either (1) the Refined Coal refined from such Dedicated Lignite or Alternate Fuel or (2) such Dedicated Lignite or Alternate Fuel if not processed into Refined Coal, such sales will not be deemed to be the use of Dedicated Lignite as fuel at the Facility under Section 4.01 of the LSA and thus will a breach by CGLP of Section 4.01 of the LSA.

(b)Notwithstanding paragraph (a) above, Refined Coal sold by Producer to CGLP shall not be applied against or reduce the volume of Dedicated Lignite that MLMC is required to deliver and sell to CGLP under Section 4.01 and Section 4.02(f) of the LSA. In addition, for any given Year, the volume of Refined Coal purchased by CGLP during such Year will not be applied against or reduce the volume of Dedicated Lignite that CGLP is required to take and purchase from MLMC under Section 4.01 and Section 4.02(e) of the LSA and will not be taken into account or considered taken and paid for by CGLP for purposes of (i) CGLP satisfying its Minimum Annual Take Quantity obligation under Section 4.02(e) of the LSA, or (ii) or determining any Minimum Annual Take Quantity Credit applicable under Section 4.02(i) of the LSA. In no event shall MLMC be obligated to indemnify CGLP under Section 3.05 of the LSA for introduction of Hazardous Materials to the Facility that results from actions by Producer or its Affiliates, employees or agents, including without limitation by way of the refinement process used to produce Refined Coal.

(c)On the date hereof, CGLP hereby purchases from MLMC 30,000 tons of Dedicated Lignite as its initial inventory of lignite in the Lignite Stockpile for the Billing Price attributable to the month including the date hereof. CGLP shall pay MLMC for this initial inventory of lignite in stockpile by wire transfer of immediately available funds within ten (10) days after the end of this month in accordance with Exhibit A. Delivery in stockpile shall occur, and title and risk of loss with respect to such initial inventory of lignite shall transfer, from MLMC to CGLP at 12:01 a.m. on the date hereof.

(d)On and following the date hereof and during the Term, CGLP shall prior to the beginning of each month, provide to MLMC a non-binding estimate showing the projected quantity of Dedicated Lignite required by CGLP for that month, which estimate shall update the projected quantity for that month in the Annual Projection Notice. In addition, CGLP shall on a weekly or more frequent basis issue purchase orders to MLMC by e-mail to MLMC’s representative designated pursuant to paragraph (m) below, for the purchase of Dedicated Lignite and Alternate Fuel, which would include amounts, if necessary, to maintain CGLP’s desired levels of lignite inventory in stockpile (setting forth the number of tons of lignite to be purchased by CGLP). CGLP purchase orders shall be deemed accepted unless rejected in accordance with the following table:

CGLP PO Delivery Time	Unless MLMC Rejects by ___	PO Deemed Accepted at ___
12:00 AM to 9:59 AM	2:00 PM	10:00 AM
10:00 AM to 12:59 PM	5:00 PM	1:00 PM
1:00 PM to 11:59 PM	10:00 AM NEXT DAY	10:00 AM NEXT DAY

The form of purchase order agreed to by MLMC and CGLP is attached hereto as Exhibit B. During the Term, MLMC’s obligation to sell and deliver Dedicated Lignite or Alternate Fuel will be governed by the terms of the LSA as modified by this letter agreement. To the extent nominations cover more than one day, CGLP may modify its nominations for later periods to reflect any shutdowns or other fluctuations in the need for Dedicated Lignite, provided that such modification is communicated to MLMC in writing at least 24 hours in advance of the scheduled delivery under the earlier nomination (or such lesser period in advance as MLMC in its sole discretion may permit).

(e)At the time of the deemed acceptance of a purchase order, delivery of Dedicated Lignite and Alternate Fuel for the number of tons set forth therein from MLMC to CGLP shall be deemed to have occurred, and title to, and risk of loss of, any such tons of lignite purchased, including amounts in CGLP inventory, shall pass from MLMC to CGLP and CGLP will own, and have risk of loss with respect to, its pro rata individual share of the aggregate inventory of lignite in the Lignite Stockpile. Accordingly, notwithstanding the definition of “Point of Delivery” in the LSA, during the Term, the term “Point of Delivery” for all purposes of the LSA shall mean and refer to, with respect to CGLP inventory, such point of delivery in the Lignite Stockpile and not the horizontal plane immediately below the bottom of the truck support beams at the lignite dump hoppers located at the point described in Exhibit B to the LSA.

(f)During the Term, unless (i) the purchase and delivery of lignite to CGLP has been suspended in accordance with the terms of the LSA and (ii) CGLP’s then existing lignite inventory in the Lignite Stockpile has been depleted, all lignite placed on the C5A or C5B conveyors for eventual delivery to the Facility will be deemed to be from CGLP’s lignite inventory in the Lignite Stockpile.

(g)Notwithstanding Section 5.01 of the LSA, from the date hereof and for the remainder of the Term, the quantity of lignite sold and delivered to CGLP by MLMC will be determined by the sum of the nominations in the purchase orders issued by CGLP and accepted by MLMC for any Month pursuant to paragraph (d) above (the “Monthly Nomination”), subject to adjustment as provided in paragraph (l) below.

(h)No lignite sold to CGLP and held as CGLP’s inventory in the Lignite Stockpile will be required to be segregated from MLMC’s inventory of lignite in the Lignite Stockpile. MLMC will promptly make appropriate accounting entries on its books and records to reflect CGLP’s pro rata ownership of the Lignite Stockpile and maintain such records to reflect CGLP’s pro rata share of the Lignite Stockpile, including any necessary adjustments due to a Lignite Stockpile Loss as finally determined in accordance with paragraph (k) below. At least monthly, or more often if reasonably requested by CGLP, MLMC will provide CGLP with a report summarizing CGLP’s inventory of lignite in the Lignite Stockpile, computed on a first-in first-out basis, as follows: the amount of CGLP’s initial lignite inventory in the Lignite Stockpile if no prior report has been provided or the amount CGLP’s inventory of lignite in the Lignite Stockpile from the last report (i) increased by the amount of lignite in the Lignite Stockpile purchased under the LSA in accordance with paragraph (d) above during the applicable period; (ii) decreased by the amount of lignite delivered from the Lignite Stockpile to the Facility during the applicable period, as measured by quantities of lignite passing over the Pay Scale; and (iii) decreased to reflect any Lignite Stockpile Loss during the applicable period (or in the period of determination if the Lignite Stockpile Loss is not finally determined in the applicable period). If CGLP disagrees with any part of such calculation of CGLP’s inventory of lignite (other than the determination of any Lignite Stockpile Loss, the resolution of which is subject to paragraph (k) below), it will provide notice thereof to MLMC and thereafter CGLP and MLMC shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement.

(i)MLMC shall maintain CGLP’s portion of the Lignite Stockpile, in accordance with Good Industry Practices. For purposes of this letter agreement, “Good Industry Practices” means utilizing the same practices and standards of safety, reliability, environmental protection and economy as MLMC utilizes in the maintenance of its own inventory of lignite; provided, however, that Good Industry Practices does not include any obligation by MLMC to obtain or provide any insurance with respect to lignite representing CGLP’s prorated share of the Lignite Stockpile. As compensation for the services rendered by MLMC under this letter agreement, CGLP shall pay MLMC a monthly fee equal to $6,200, payable in arrears on the 5th day of the following month. This fee shall be payable in accordance with the provisions of paragraph (c) above and shall be adjusted annually in accordance with the annual change in the Consumer Price Index-All Urban Consumers (CPI-U), Series ID: CUUR00005A0, as published by the United States Bureau of Labor Statistics.

(j)If, notwithstanding MLMC’s compliance with Good Industry Practices, there is a loss of lignite from the Lignite Stockpile, whether by natural attrition (e.g., wind), natural disaster (e.g., tornado), catastrophic incident (e.g., fire) or of unknown origin but evidenced by a stockpile survey or other methods generally accepted in the industry and recognized as a charge against inventory in MLMC’s accounting records (each a “Lignite Stockpile Loss”), CGLP will suffer a loss of its lignite inventory in proportion to the total amount of lignite lost as compared to the entire amount of lignite in the Lignite Stockpile (e.g., if 20% of the entire Lignite Stockpile is determined to have been lost, 20% of CGLP’s lignite inventory will be deemed to have been lost), as finally determined in accordance with paragraph (k) below. In the event it is determined that a loss of lignite from the Lignite Stockpile has occurred over time, CGLP’s proportion of such loss will be determined by calculating CGLP’s average daily percentage ownership of the Lignite Stockpile over such period of time. MLMC will promptly provide notice to CGLP of any Lignite Stockpile Loss after learning of such loss and keep CGLP reasonably informed of its determination of the amount of such loss and CGLP’s pro rata portion thereof. Promptly following MLMC’s determination of a Lignite Stockpile Loss, it shall provide notice to CGLP of its calculation thereof, CGLP’s pro rata portion thereof and a description of its calculations and the manner of its determinations thereof (a “MLMC Lignite Stockpile Loss Notice”). MLMC shall promptly provide any information related thereto reasonably requested by CGLP. CGLP shall have 10 Business Days to review any MLMC Lignite Stockpile Loss Notice, and if CGLP does not provide notice of its objection thereto within such 10 Business Day period (with such period extended for the number of days between CGLP’s request for any information and CGLP’s receipt of such information from MLMC), MLMC’s calculation of the Lignite Stockpile Loss and CGLP’s pro rata portion thereof will be deemed final and binding on the parties.

(k)If CGLP provides notice to MLMC of its objection to a MLMC Lignite Stockpile Loss Notice (a “CGLP Lignite Loss Objection”), then CGLP and MLMC shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement. If the dispute as to MLMC’s calculations is not resolved within 30 days following CGLP’s delivery of its CGLP Lignite Loss Objection (the “Resolution Deadline”), such dispute will be submitted to and resolved by an independent, nationally recognized engineering firm having expertise in stockpile surveys and agreed upon by the parties. If CGLP and MLMC cannot mutually agree to such an engineering firm within the 30 days following the Resolution Deadline, each shall select a representative from an engineering firm of their choice and these representatives will select a third, independent, nationally recognized engineering firm having expertise in stockpile surveys (such firm either as selected by the agreement of CGLP and MLMC or such third engineering firm selected by representatives of firms selected by each of CGLP and MLMC, the “Engineering Firm”). The Engineering Firm shall resolve the dispute promptly, but in no event more than 30 days after having the dispute submitted to it, unless the Engineering Firm provides notice to CGLP and MLMC, in writing, that in its reasonable opinion resolution of the disputed issue or issues shall require additional time. The Engineering Firm will make a determination as to each of the items in dispute, which determination must be (i) in writing and (ii) furnished to each of CGLP and MLMC and which determination will be conclusive and binding on CGLP and MLMC, absent manifest error. Each of the parties shall use reasonable efforts to cause the Engineering Firm to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Engineering Firm for information, books, records and similar items. The cost of the Engineering Firm shall be borne equally by the parties.

(l)The parties acknowledge that MLMC should be better off on a net present value basis as a result of the payment changes in this letter agreement, since it will receive the initial payment for inventory hereunder now, and thereafter will be paid amounts based on the nomination process, with the cumulative nominated tonnages plus the initial inventory (after payments for any inventory losses under paragraph (j)) generally being more than the tonnages passing over the Pay Scale until CGLP’s final draw of all of its inventory in the Lignite Stockpile. Conversely, the parties acknowledge that CGLP will be paying amounts earlier than it would have been paying under the LSA prior to this letter agreement but that CGLP expects to be fully reimbursed for such earlier payments by Producer. Accordingly, if at any time payment of amounts due to MLMC under paragraph (g) would cause (i) the cumulative amounts paid to MLMC under paragraph (g) since the inception of this letter agreement (and excluding the initial purchase of inventory pursuant to paragraph (c) above) to exceed (ii) the cumulative amounts that CGLP has paid or is required to pay under the Refined Coal Sales Agreement (an “MLMC Excess”), then CGLP may defer the payment of the MLMC Excess until the next monthly payment date under the LSA. MLMC agrees that a delay in payment of amounts due because of such a deferral (including amounts resulting from deferral of an erroneously calculated amount if such error in calculation was made in good faith and promptly corrected if requested by MLMC) shall not be an event of default under the LSA.

(m)All notices and other communication hereunder are to be in writing and will be deemed given when delivered in accordance with the terms of Article 17 of the LSA, other than notices for purchase orders to MLMC by CGLP, which shall be made by e-mail to the representative(s) designated by MLMC, such initial representative being Cheryl McIntire, with the e-mail address of

cheryl.mcintire@nacoal.com. MLMC shall at all times during the Term have at least one representative for accepting purchase orders from CGLP and may change such representative by notice to CGLP in accordance with the terms of Article 17 of the LSA.

(n)Except as otherwise provided in paragraph (k) above, any disputes arising under this letter agreement will be resolved in accordance with Articles 18 and 19 of the LSA.

(o)This letter agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This letter agreement shall be assigned by a party only in connection with an assignment permitted by and made in accordance with Section 22.01 of the LSA and any other assignment or attempted assignment shall be null and void and of no force or effect. During the Term, any assignment of the LSA by a party in accordance with Section 22.01 of the LSA shall be null and void and of no force or effect unless, simultaneous with such assignment, the assigning party assigns this letter agreement to the same assignee in accordance with the terms of this letter agreement. MLMC hereby acknowledges that notwithstanding the foregoing, Producer may purchase all or a portion of CGLP’s Dedicated Lignite in the Lignite Stockpile. CGLP, however, shall have the exclusive right to nominate quantities of Dedicated Lignite and Alternate Fuel in accordance with paragraph (d) above.

(p)The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this letter agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this letter agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this letter agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this letter agreement without posting any bond or other undertaking.

(q)This letter agreement may be simultaneously executed in any number of counterparts, and all such counterparts shall constitute but one and the same instrument.

(r)This letter agreement shall be governed by and construed according to the laws of the State of Texas without giving effect to the conflict of laws principles thereof.

(s)No amendment, modification or discharge of this letter agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party hereto of a breach or of a default under any provisions of this letter agreement, nor the failure by any party on one or more occasions to enforce any of the provisions of this letter agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The execution or delivery of this letter agreement by a party shall not by itself constitute a waiver of any provision of this letter agreement or any breach of this letter agreement arising out of facts or circumstances existing at the time of such execution or delivery.

(t)MLMC makes the following representations and warranties:

(i)
MLMC is a joint venture between NAC and RHPC, duly organized under the laws of the State of Texas and authorized to do business in Mississippi. NAC is a Delaware corporation, and RHPC is a Mississippi limited liability company. Each of MLMC, NAC and RHPC has full power and authority to carry on its business as presently conducted and to execute and deliver this letter agreement and perform its obligations under this letter agreement. MLMC is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which MLMC is required to qualify to do business as the joint venture that is MLMC.

(ii)
The execution, delivery and performance by MLMC of this letter agreement have been duly authorized by all necessary action on the part of MLMC, and neither the execution, delivery, nor the performance of this letter agreement by MLMC nor the fulfillment of the terms, provisions and conditions of this letter agreement by MLMC (A) except for consents that have been obtained on or prior to the date hereof, requires any approval of consent of any trustees or holders of any indebtedness or obligations of MLMC, (B) contravenes any law or any governmental rule, regulation, or order binding on MLMC, (C) violates the Joint Venture Agreement of MLMC or requires any additional approval or consent of the joint venturers, NAC and RHPC, or (D) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice or both would constitute an event of default) under any indenture, deed of trust, contract, or other agreement to which MLMC is a party or by which MLMC is affected or bound.

(iii)
This letter agreement has been duly executed and delivered by MLMC and constitutes a legal, valid and binding agreement of MLMC enforceable against MLMC in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iv)
The LSA continues to be a legal, valid and binding obligation of MLMC, enforceable against MLMC in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Other than with respect to MLMC’s obligations, if any, under Section 13.05 of the LSA to modify and amend the Subordinated Deed of Trust, Security Agreement and Financing Statement, dated September 17, 1998 (the “Subordinated Deed of Trust”), with respect to additional parcels acquired by MLMC comprising the Mine since the filing of the Subordinated Deed of Trust (as to which MLMC is making no representation or warranty in this sentence of this paragraph (t)(iv), MLMC is not in default and knows of no event which with the giving of notice or the passage of time would constitute an event of default under the LSA.

(u)CGLP makes the following representations and warranties:

(i)
CGLP is a limited liability limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as presently conducted and to execute and delivery this letter agreement and perform its obligations under this letter agreement. CGLP is duly qualified to do business and is in good standing in each jurisdiction, including the State of Mississippi, in which CGLP is required to qualify to do business as a foreign limited partnership.

(ii)
The execution, delivery and performance by CGLP of this letter agreement have been duly authorized by all necessary partnership action on the part of CGLP and neither the execution, delivery or the performance of this letter agreement by CGLP, nor the fulfillment of the terms, provisions and conditions of this letter agreement by CGLP (A) except for any consents that have been obtained on or prior to the date hereof, requires any approval or consent of any trustee or holders of any indebtedness or obligations of CGLP, (B) contravenes any law or any governmental rule, regulation, or order binding on CGLP, (C) violates the limited partnership agreement of CGLP or (D) contravenes the provisions of, or constitutes an event of default (or other event which after lapse of time, notice or both would constitute an event of default) under any indenture, deed of trust, contract, or other agreement to which CGLP is a party or by which CGLP is affected or bound.

(iii)
This letter agreement has been duly executed and delivered by CGLP and constitutes a legal, valid and binding agreement of CGLP, enforceable against CGLP in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iv)
The LSA continues to be a legal, valid and binding obligation of CGLP, enforceable against CGLP in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). CGLP is not in default and knows of no event which with the giving of notice or the passage of time would constitute an event of default under the LSA.

(v)The parties acknowledge and agree that the LSA, its terms and conditions, including without limitation Section 3.05, Article 4, Section 5.02, Section 6.07 and Section 14.01 of the LSA, and the parties’ respective rights and obligations thereunder, shall remain in full force and effect, both during and following the Term, in accordance with its terms; provided, that the terms and conditions set forth in this letter agreement will modify and supersede any conflicting terms and conditions set forth in the LSA during the Term. Accordingly, in the event of any suspension or interruption of deliveries of Refined Coal, and provided that CGLP is not in default of its obligations under Section 4.01, Section 4.02 or Section 8.03 of the LSA, CGLP shall continue purchasing fuel pursuant to the LSA as modified by this letter agreement; provided, however, that upon removal of the cause of such suspension or interruption, CGLP shall promptly resume purchases of fuel under the Refined Coal Sale Agreement.

(w)Anything in this letter agreement to the contrary notwithstanding: (i) this letter agreement will automatically terminate upon any termination of the LSA; and (ii) this letter agreement will automatically terminate upon any termination of the Refined Coal Sale Agreement. Upon the occurrence of an automatic termination event set forth in (ii) hereof, lignite sales will continue pursuant to the terms and conditions set forth in the LSA as in effect immediately prior to the effectiveness of this letter agreement. Upon such a termination, CGLP will draw down, in due course, CGLP’s remaining inventory in the stockpile of run-of-mine Dedicated Lignite at no additional cost to CGLP due to CGLP’s prepayment therefor. Once this remaining inventory in the stockpile has been depleted, deliveries of Dedicated Lignite from MLMC to CGLP as fuel will continue pursuant to the terms of the LSA as in effect immediately prior to the effectiveness of this letter agreement.

(x)MLMC agrees to use commercially reasonable efforts to comply with Section 13.05 of the LSA within 60 days following the date of this letter agreement by executing, delivering and recording such amendments, modifications and restatements to the Subordinated Deed of Trust as may be necessary or appropriate to grant to CGLP a lien on and security interest in MLMC’s currently existing property, plant and equipment comprising the Mine in accordance with such Section.

[Signatures on Following Page]

Sincerely,

Choctaw Generation Limited Partnership, LLLP

By:	Choctaw Generation, Inc., its administrative partner

By: /s/ Donald W. Scholl
Donald W. Scholl, President
Accepted and Agreed
as of August 30, 2016
Mississippi Lignite Mining Company
By Its Joint Venturers:
The North American Coal Corporation
By:    /s/ Harry B. Tipton III
Name: Harry B. Tipton III
Title: Vice President - Engineering

Red Hills Property Company LLC
By:    /s/ John Neumann
Name: John Neumann
Title: Manager

Cc:    The North American Coal Corporation
5340 Legacy Drive
Building 1, Suite 300
Plano, TX 75024
Attention: John Neumann, General Counsel